                                  EXHIBIT 10.3

                TIME CHARTER, AS AMENDED, DATED FEBRUARY 1, 1992
                BETWEEN VSSI APPIAN INC. AND PALM SHIPPING INC.


                          IT IS THIS 1st DAY OF February 1992 mutually agreed between VSSI APPIAN INC. a Liberian corporation, maintaining an office and place of business at 80 Broad Street, Monrovia as Owner (herein called "Owner") of the Bahamian flag motor/tank/vessel to be built by Onomichi Dockyard Co., Ltd. for delivery to Owner on or about 26 February 1992, named MAYON SPIRIT (herein called "Vessel") and PALM SHIPPING INC., a Liberian corporation, maintaining an office and place of business at c/o TEEKAY SHIPPING LIMITED, P.O. Box SS-6293, Scotiabank Bldg. First Floor, Rawson Square, Bay Street, Nassau, Bahamas (herein called "Charterer"), that the Owner lets and the Charterer hires the use and service of the Vessel for a period and on the terms and conditions hereinafter set forth.

TERM                      1.       (a) The term of this Charter shall be for a
                          period of about ten (10) consecutive years (herein called "Original Period") plus any extensions thereof as provided in paragraph (b)below. The Original Period shall commence when the Vessel is placed at the Charterer's disposal, as provided in Clause 3. The word "about" as used above shall mean "thirty (30) days more or less" at Charterer's option and shall apply to the term of this Charter consisting of the Original Period plus any extensions as hereinafter provided.

                                  (b) The term of this Charter may be extended
                          by Charterer for a period equal to all or any part of the time Vessel is Off-Hire (herein called "Off-Hire Extension"), when and if Charterer gives written notice to Owner of such Off-Hire Extension (in no particular form) at least three (3) months before the expiration of the Original Period, or Extended Period if Charterer has exercised the option under Clause 2(b). Any Off-Hire incurred after the above notice shall have been given, whether said Off-Hire occurs within the Original Period, Extended Period and/or Off-Hire Extension, shall without any further written notice, be a further Off-Hire Extension. Off-Hire, for the purposes of this Clause 2 (c) shall include incidents of Off-Hire specified in Clause 7 as well as any other period(s) for which cesser or suspension of the payment(s) of hire is (are) allowed hereunder during the Original Period, Extended Period, and, or Off-Hire Extension.

OWNER'S WARRANTIES        2.      (a) Owner undertakes and warrants that, on
                          the date that the Vessel is placed at Charterer's disposal, as provided in Clause 3, the following representations are and will be the description of the particulars and capacities of the Vessel and her equipment.

                          (1) CARGO CARRYING CAPACITY

                              (i)    Total cargo tank capacity
                                     100% full                    755,469 Bbls.*
                                      98% full                    740,360 Bbls*
                              (ii)   Weight of stores, etc., permanently
                                     deducted from cargo carrying
                                     capacity                               LT.*
                              (iii)  a. Fresh water consumption per day
                                        Boilers                          5 L.T.*
                                        Potable                         20 L.T.*
                                     b. Capacity of evaporators per day
                                        Boilers                         40 L.T.*
                                        Potable                            L.T.*
                                     c. Normal quantity of fresh water
                                        deductible from cargo carrying
                                        capacity                       250 L.T.*
                              (iv) Estimated loss of cargo carrying capacity due to "sag" when fully loaded with light, medium, heavy cargo
                                     Light (    S.G.)                  N/A L.T.
                                     Medium (    S.G.)                 N/A L.T.*
                                     Heavy (    S.G.)                  N/A L.T.*
                              (v) The Vessel can carry ABT 95,768L.T.*** (of 2,240 lbs.) total deadweight (as certified by Classification Society) of cargo, bunkers, water, and stores on an assigned summer freeboard of ft in* in salt water equalling 47 ft. 03 in.** summer mean draft

                          (2) OTHER TANK CAPACITIES

                              (i)    Total capacity of fuel tanks for propulsion
                                     (98% full)           APPROX 65 Days at sea*
                              (ii)   Total capacity of fresh water tanks (100%
                                     full)
                                     Boilers                             315 M3*
                                     Potable                              97 M3*
                              (iii) Total capacity of permanent segregated clean ballast tanks (100% full) 39,418 M3*

                          (3) CAPACITY OF PUMPS

                              (i)    Main Cargo Pumps
                                     a. Number                                 3
                                     b. Make                              Shinko
                                     c. Type           Steam Turbine Centrifugal
                                     d. Design rated capacity of each pump in
                                        cubic meters per hour       2,700 M3/Hr.
                                        and corresponding discharge head in
                                        meters                   150 Meters/Head
                              (ii)   Stripping Pumps
                                     a. Number                                 1
                                     b. Make                              Shinko
                                     c. Type          Steam Driven Reciprocating
                                     d. Design rated capacity of each pump in
                                        cubic meters per hour         200 M3/Hr.
                                        and corresponding total discharge head
                                        in meters                150 Meters/Head
                              (iii)  Segregated Clean Ballast Pumps
                                     a. Number                                 2
                                     b. Make                              Shinko
                                     c. Type            Motor Driven Centrifugal
                                     d. Design capacity each pump   1,700 M3/Hr.

                          (4) CARGO LOADING/DISCHARGE MANIFOLD

                              The whole manifold is made of steel or equivalent material and is strengthened and supported to avoid damage from loading and discharge equipment and to withstand a maximum load from any direction equivalent to the safe working load of the cargo hose lifting equipment and will meet OCIMF recommendations.

                              (i)  a. Number of manifold connections           3
                                   b. Diameter of manifold connections
                                      inches                              16 in.
                                   c. Distance between centers of manifold
                                      connections                   8 ft. 02 in.
                                   d. Distance from manifold connections
                                      to ship's side               14 ft. 04 in.
                                   e. Distance center of manifold connections
                                      to deck                       6 ft. 02 in.
                                   f. Distance bow/center of
                                      manifold                    408 ft. 07 in.

                              (ii)    Cargo Manifold Reducing Pieces

                                      Vessel is equipped with a sufficient
                                      number of cargo manifold reducing pieces of steel or equivalent material to permit presenting of flanges of

                                                               12 in. at 150 ASA
                                                               10 in. at 150 ASA
                                                                8 in. at 150 ASA

                          (5) HEATING COILS

                              (i)     Type of coils                       Strait
                                      Material of which
                                      manufactured                  Copper Alloy
                              (ii)    Ratio heating surface/volume
                                      a. Slop Tanks                  0.060 M2/M3
                                      b.  Bunker Tanks     Aft       0.060 M2/M3
                                                           Fore      0.060 M2/M3
                                      c.  Cargo Tanks      Fore     0.0095 M2/M3
                                                           Wings    0.0166 M2/M3
                                                           Center   0.0083 M2/M3

                          (6) CARGO LOADING/PERFORMANCE

                              Vessel can load homogeneous cargo at
                              maximum rate of                      12,000 M3/Hr.

                          (7) VESSEL PARTICULARS
                              (i)     Length overall             803 ft. 02 in.*
                              (ii)    Fully loaded summer draft in salt water
                                      of a density of 1.025
                                      maximum                    47 ft. 03 in.**
                                      on an assigned freeboard of   ft.    in.*
                              (iii)   Fresh Water allowance         ft.    in.*
                              (iv)    Light ship draft  Forward     ft.    in.*
                                                        Aft         ft     in.*
                                                        Mean        ft     in.*
                              (v)     Moulded Depth               70 ft 10 in.*
                              (vi)    Light ship freeboard          ft     in.*
                              (vii)   TPI on light ship draft             L.T.*
                              (viii)  TPI on summer draft             220 L.T.*
                              (ix)    Extreme beam                    135' 02"*
                              (x)     Gross Reg. Tons               57448 Tons**
                              (xi)    Net Reg. Tons                 28742 Tons**
                              (xii)   Suez Canal tonnage                  Tons**
                                      Panama Canal tonnage                Tons**
                              (xiii)  Flag of Registry                  Bahamian
                              (xiv)   Call letters                         C6KW3
                              (xv)    Classification Society                  NK
                              (xvi)   Type Engines                        Diesel
                              (xvii)  Mooring winches
                                      Number                              6 Sets
                                      Type                             Hydraulic
                                      Capacity Tons pull          15T x 15 M/Min
                                      Placement                    2 Sets FOCSLE
                                                                  2 Sets MIDSHIP
                                                                      2 Sets AFT
                              (xviii) Trial Speed fully loaded               ***
                              (xix)   Fuel Rate at maximum power on trial     **
                              (xx)    Guaranteed speed in all weather
                                      Loaded:                              14 KT
                                      Ballast:                             14 KT
                              (xxi)   Guaranteed fuel consumption in all weather
                                      Amount:        43 MT Laden/41.5 MT Ballast
                                      Type:
                                                                      HVF 38 CST
                                                Sec. Redwood #1 at 100 degrees F
                                                               0.5 MT Diesel Oil
                              (xxii)  Tank cleaning system:       Fixed Portable
                                      Type:
                                      No:
                                      Capacity:
                              (xxiii) Hose handling crane
                                      No. each side                            1
                                      SWL                                15 Tons

                          (8) MISCELLANEOUS

                              Owner warrants the following:

                              (i) Vessel is equipped with communications equipment to comply with International Regulations to allow Vessel to communicate with land stations. In this respect, Vessel is equipped as follows:

                                      HF Transmitter               36 DBW Output
                                      MF Transmitter                800 W Output
                                      SSB Transmitter                     Output
                                      VHF Transreceivers Channel Nos       Multi

                              (ii) Vessel is constructed and equipped upon delivery under this Charter in accordance with regulations now existing as to enable Vessel to transit Suez Canal/Panama Canal in accordance with respective latest navigation regulations.

                              (iii)  Vessel is equipped with a fresh water
                                     evaporator which will be maintained in good operating condition. Owner warrants that this evaporator is capable of making sufficient fresh water to supply Vessel's daily needs as established in items (1)
                                     (iii) a & b.

                              (iv)   Vessel will meet all requirements of
                                     SOLAS as amended.

                              (v)    Vessel's slop retention system has a
                                     capacity of 26,644 MT and is designed to meet International Pollution Convention standards as amended in 1969 or thereafter revised. Oily water separator has a capacity of tons/hour with discharge concentration in accordance with 1969 convention as amended.

                              (vi) Vessel is fitted with common type cargo ventline system which has capacity to permit loading of cargo at 10,000 M3/H.

                              (vii)  Vessel is equipped with the following
                                     cargo pipeline system:

                                     Cargo Tank Suction Lines    550 MM Diameter
                                     Discharge Lines             550 MM Diameter
                                     Direct Filling Lines        550 MM Diameter


                              (viii) Vessel is equipped with hydraulic cargo
                                     valve control system.

                              (ix)   Vessel cargo deck pipeline system is
                                     fitted with expansion bends or of dresser type.

                              (x) Vessel's cargo segregation and pipeline system to be designed to permit three (3) port loading and three (3) port discharging and to permit 39% of Vessel's deadweight in clean/ballast to be discharged overboard from cargo/ballast tanks simultaneously with loading of cargo.

                              (xi) Vessel is equipped with float type cargo tank measuring devices. Maximum rates at which vessel's lines will receive
                                     bunkers:
                                     Fuel                            600 M3/Hour
                                     Diesel                          100 M3/Hour

                                  (b) Owner will, on Charterer's request,
                          supply Charterer with copies of Vessel's plans provided that in the case of a new-building said plans and said copies shall be supplied to Charterer when they are made available to Owner by the New Building Yard.

                                  (c) Owner represents and warrants that no
                          other person or corporation has any right, title or interest in the Vessel or any lien, mortgage or encumbrance on the Vessel except as specifically indicated, in writing, to Charterer when the Vessel was offered to Charterer. Said written notice shall be deemed to be a warranty by Owner to Charterer that Vessel is not otherwise encumbered and if no such notice was then received by Charterer it shall be deemed to be a warranty by Owner that Vessel was not then so encumbered. Owner further warrants that it has not prior to execution of this Charter and will not following execution of this Charter and during the Term of this Charter, place any additional mortgage, lien or encumbrance on the Vessel, without the prior written consent of Charterer, other than liens in favor of the crew or routine suppliers to the Vessel.

                                  (d) Owner warrants that the Vessel will during
                          the Original and Extended Periods as well as any Off-Hire Extension of this Charter be manned by Officers and Crew of European/Indian/PI and PI nationality respectively.

DELIVERY,                 3.      (a) Owner undertakes to maintain Vessel,
COMMENCEMENT OF           during the period of service under this Charter, so
HIRE, TRADE AND           that all the representations and warranties set forth
USE                       in Clause 2 shall, at all times, be true and accurate.
                          Owner further represents, undertakes warrants that, on the date Vessel is placed at Charterer's disposal, Vessel will then be ready with holds and cargo tanks clear and clean and in every way fitted for the service and carriage of Crude Oil and/or Dirty
                          Petroleum Products including crude condensates, dirty naphtha and carbon black feedstock in bulk maximum three (3) grades within Vessel's natural segregation and such other dirty petroleum products and lawful merchandise as may be suitable for a Vessel of her description and shall then be tight, staunch and strong, with pipelines, pumps and heating coils in cargo, slop and bunker tanks in good working condition, and with a full complement of properly certified Master, Officers and Crew for a Vessel of her size and character.

                                  (b) Vessel shall be placed at Charterer's
                          disposal in accordance with the provisions hereof no later than 31 MAR 92/and simultaneously with its delivery to Owner from the New Building Yard and shall in no event perform any voyage on behalf of the Owner or any other person prior to its being so placed at Charterer's disposal.

                                  (c) Hire shall commence when the Vessel is so
                          placed at Charterer's disposal, which shall be evidenced when Charterer, or its Agents, have received from the Master written notice that Vessel is in all respects ready for sea and is at Charterer's disposal at Onomichi, Japan in or at such readily accessible dock, wharf or place where she can always safely lie a float, as Charter or its Agents may direct. However, hire shall not, in any event, commence before 01 FEB 92 unless with Charterer's written consent and Charterer shall have the option to cancel this Charter should Vessel not be ready and placed at Charterer's disposal in accordance with the provisions hereof, before 31 MARCH 92. Said option to cancel shall be declared by Charterer not later than the date on which Vessel is placed at Charterer's disposal delivered to Owner by New Building Yard, and shall be without prejudice to any claim for damages Charterer may have for late tender of Vessel's services.

                                  (d) Vessel may be employed in any part of the
                          World, excluding those countries with which trading is prohibited by vessel's flag, unless Owner gives written consent, trading between safe ports in such lawful trades as Charterer or its Agents may direct, subject to Institute Warranties and Clauses, attached hereto as Attachment A; but including ports on the East Coast of Canada, St. Lawrence River, North American Lakes, Greenland and Baltic Sea upon payment by Charterer of any additional insurance premiums required by Vessel's underwriters for such latter trading. Charterer shall be entitled to send Vessel through the Straits of Magellan at any time of the year. In the event that the Vessel shall, for any reason whatsoever, be unable to be employed or trade in any port of the World (subject to the limitations specifically set forth herein) Charterer, at its option, may immediately terminate this Charter and release the Vessel to the Owner's use pursuant to the provisions of Clause 14. Charterer shall be permitted to breach IWL reimbursing Owner for all additional premiums incurred.

                                  (e) The whole reach and burden of Vessel (but
                          not more than she can reasonably stow and safely carry) shall be at Charterer's disposal, reserving appropriate space for Vessel's Master, Officers, Crew, tackle, apparel, furniture, fuel, provisions and stores. Charterer shall have the option of shipping any lawful dry cargo in bulk for which the Vessel or her tanks are suitable and lawful merchandise in cases and/or cans and/or other packages in Vessel's available, suitable space subject, however, to Master's approval as to kind and character, amount and stowage. All charges for dunnage, loading, stowing and discharging so incurred shall be paid by Charterer.

                                  (f) The Vessel shall be loaded, discharged,
                          or lightened, at any port, place, berth, dock, anchorage, or submarine line or alongside lighters or vessels whether in a port or not as Charterer may direct. Notwithstanding anything contained in this Clause or any other provisions of this Charter, Charterer shall not be deemed to warrant the safety of any port, berth, dock, anchorage, submarine line and/ or lighter or lightening Vessel and shall not be liable for any loss, damage, injury, or delay resulting from conditions at or on such ports, place, berths, docks, anchorages, submarine lines and/or lighter or lightening Vessel whether in a port or not, not caused by Charterer's fault or neglect or which could have been avoided by the exercise of reasonable care on the part of the Master or Owner.

                                  (g) Charterer, at its risk and
                          responsibility, may send passengers and/ or super-cargo in available accommodations in Vessel upon any voyage made under this Charter, with Owner to provide provisions and all requisites, except liquors, and Charterer to pay at the rate of THREE UNITED STATES DOLLARS (U.S. $3.00) per diem for each person during the time of such travel.

HIRE AND                  4.      (a) Charterer shall pay hire for the use of
ADJUSTMENTS               the Vessel at the rate of <clause 53>. Payments of
OF HIRE                   said hire shall be made monthly in advance in United
                          States Dollars, without any discount, adjustment or deduction, except as specifically set forth in this clause or otherwise in this Charter, at Chase
                          Manhattan Bank, New York, NY, Account of Willow
                          Limited 910-576825. Hire shall commence from the hour
                          (GMT) and day that the Vessel is placed at Charterer's disposal, as provided for in Clause 3, and shall continue until the hour (GMT) and date that the Vessel is released to the Owner by the Charterer in accordance with the provisions of this Charter unless the Vessel is an actual or constructive total loss or is Off-Hire in accordance with the terms of this Charter. Any hire paid in advance and not earned shall be refundable and payable to Charterer by Owner and or by any party to whom Owner may have assigned the hire; Owner at all times remaining ultimately responsible therefor.

                                  (b) Charterer shall be entitled to deduct
                          from the payments of hire due under paragraph (a) of this Clause (i) any sums necessary to replenish the revolving fund established herein and or actual or estimated disbursements, if any, for Owner's account and any advances to the Master or Owner's agents in excess of the said revolving fund; (ii) lay-up savings in accordance with Clause 12; (iii) any previous overpayments of hire, including payments made with respect to periods of Off-Hire and including any overpayments of hire concerning which a bona fide dispute may exist; (iv) Off-Hire anticipated to occur during month for which payment of Hire is to be made; (v) any sums due or estimated to be due under Clause 6 and (vi) any other sums to which Charterer is entitled under this Charter.

                                  (c) Should the Vessel be on her final voyage
                          at the time a payment of hire becomes due, said payment shall be made for the time estimated by Charterer to be necessary to complete the voyage and effect release of the Vessel to Owner, less all deductions provided for in paragraph (b) of this Clause which shall be estimated by Charterer if the actual amounts have not been determined, and also less the amount estimated by Charterer to become payable by Owner for fuel and water on release of the Vessel to Owner as provided in Clause 14. Upon release of the Vessel any difference between the estimated and actual amounts shall be refunded to or paid by the Charterer as and to the extent that the case may require.

                                  (d) Should the Vessel be lost, or if missing
                          and presumed lost, hire shall cease at the time of her loss, or if such time is unknown, at the time when the Vessel was last heard of. If the Vessel should become a constructive total loss, hire shall cease at the time of the casualty resulting in such loss. In either or any case, hire paid in advance and not earned, plus any other monies then owing to Charterer under the provisions of this Charter, shall be immediately returned to the Charterer. If the Vessel should be Off-Hire or missing when a payment of hire would otherwise be due, such payment shall be postponed until the Off-Hire ceases or the safety of the Vessel is ascertained, as the case may be.

                                  (e) If the Vessel shall not fulfill the
                          Owner's warranties or any other part of her description as warranted in Clause 2, Charterer shall be entitled, without prejudice to any other rights the Charterer may have, to a reduction in the hire to correct (compensate) for such deficiency.

                                  (f) In default of punctual and regular
                          payments of hire as herein specified Owner shall notify Charterer at his Office and place of business as specified in Clause 25 as to said default in writing, cable or telex whereupon the Charterer shall make payment of the amount due within ten (10) days of receipt of said notification from the Owner, failing which the Owner may have the right to withdraw the Vessel from the service of the Charterer without prejudice to any other claim the Owner may have against the Charterer under this Charter.

                                  (g) Should compliance with future legislation
                          or regulations of Classification Societies, or other authorities, result in a loss of deadweight, the Hire due hereunder shall be correspondingly decreased to conform to the actual deadweight of the Vessel. However, any increase in deadweight resulting from any such future legislation or regulations shall not result in a corresponding increase in Hire. Owner and Charterer may agree upon a new rate of hire applicable to said increase in deadweight and until an Addendum to this Charter embodying such agreement is executed by Owner and Charterer the said increase in deadweight shall not be used by Charterer.

LIENS                     5.      The Owner shall have a lien on all cargoes for
                          all amounts due to them under this Charter and the Charterer shall have a lien on the Vessel for (i) all moneys paid in advance and not earned, (ii) all disbursements and advances for the Owner's account not compensated for by the revolving fund provided for herein or otherwise, (iii) the value of any of Charterer's fuel used or accepted for Owner's account, (iv) all amounts due under other provisions of this Charter, and (v) any damages sustained by Charterer as a result of a breach of any provision of this Charter by the Owner.

OWNER'S                   6.       (a) In addition to the warranties set forth
GUARANTEES AND            in this Charter, Owner stipulates, agrees and
ADJUSTMENTS               guarantees, that Vessel will, throughout the term of
OF HIRE                   this Charter, maintain on all sea passages, from sea
                          buoy to sea buoy, a guaranteed average speed of not less than 14.0 knots loaded and 14.0 knots in ballast
                          (which speed will be determined by taking the total mileage of the actual course which Vessel has travelled divided by the total hours at sea is shown in the log books, excluding stops at sea which are considered as periods of Off-Hire under the terms of this Charter).

                                  (b) Owner further stipulates, agrees and
                          guarantees that Vessel will, throughout the term of this Charter, maintain the above guaranteed speeds on a fuel consumption of not more than 43 MT Laden/41.5 MT Ballast 380 CST.

                                  (c) Owner further stipulates, agrees and
                          guarantees that the cargo and stripping pumps will, throughout the term of this Charter, discharge Vessel's cargo within a maximum of twenty four (24) hours against a head pressure of one hundred and twenty-five pounds per square inch at the ship's manifold, and that Vessel is fitted with sufficient block valves for complete segregation to enable simultaneous loading and discharge from a centralized manifold amidships of three (3) grades of cargo.

                                  (d) The speed, fuel consumption and pumping
                          performance which Owner, pursuant to this Clause 6, has guaranteed, throughout the term of this Charter, will be reviewed by Charterer six (6) calendar months after the date Vessel is placed at Charterer's disposal, and thereafter at the end of each subsequent period of six (6) calendar months; provided, however, that if there should be a period of less than six (6) calendar months remaining prior to release of the Vessel to Owner, then not later than the commencement of the final month of this Charter. If, in respect of any such period or prior period it is found that Vessel has failed to maintain the speed and/or fuel consumption and/or pumping performance guaranteed pursuant to this Clause 6, Charterer shall be compensated, including retroactive compensation, in respect of each failing as follows:
                          (i) SPEED--For each knot, or pro rata for each part of a knot, below the guaranteed speeds, a reduction in hire per calendar month of per each DWT of Vessel's capacity reflected in Clause 2; (ii) FUEL CONSUMPTION--Owner to pay Charterer for each Metric ton, or pro rata for each part of a Metric ton, consumed in excess of the guaranteed daily consumption for main engines and auxiliaries, at Charterer's Actual average price for the particular grade of bunkers at Ras Tanura during the particular period, or prior period, under review; (iii) PUMPING--Vessel to be considered Off-Hire for each hour, or part of an hour, in excess of the maximum number of hours guaranteed herein for completing pumping of a full cargo or pro-rata for a part thereof against a head pressure at Vessel's manifold of one hundred and twenty-five pounds per square inch. Charterer shall determine whether any delay in pumping is the result of unique characteristics of the cargo being pumped or of the receiving terminal, and, if so, shall consider this factor in assessing the pumping performance.

                                  (e) The provisions of this Clause 6, with
                          respect to speed and fuel consumption shall be administered in accordance with Exhibit 1, attached hereto, and entitled "Administration of Provisions of Time-Charter All Weather Clause."

OFF-HIRE                  7.      (a) In the event that a loss of time, not
                          caused by Charterer's fault, shall continue, (i) due to repairs, breakdown, accident or damage to Vessel, collision, stranding, fire, interference by authorities or any other cause preventing the efficient working of the Vessel, for more than twelve
                          (12) consecutive hours, whether at sea or in port including but not limited to drydocking pursuant to Clause 8 or for an accumulation of more than twelve
                          (12) hours during any voyage (a voyage to be considered as a round voyage beginning at the time Vessel tenders for loading at the first port under the voyage in question until such time as it completes the voyage and tenders for loading on the subsequent voyage) or, (ii) for any number of hours (including any part of an hour) due to deficiency of personnel or stores, strike, boycotts (including boycotts by persons or organizations other than officers and/or members of the crew), refusal to sail, breach of orders, or failure to have on board Certificate required pursuant to Clause 21 or neglect of duty on the part of the Master, Officers, or Crew, or in order to render salvage services, obtain medical aid or treatment, or for landing any sick or injured person or the body of a deceased person (other than a passenger carried under Clause 3 (g) hereof), or due to any other deviation (including the putting back or into any port other than that to which Vessel is bound), then hire shall cease for all time so lost until Vessel is again in an efficient state to resume her service and has regained a point of progress equivalent to that when hire ceased hereunder.

                                  (b) Cost of fuel, at Current Market Price,
                          and water, if a steamer, consumed while Vessel is Off-Hire, pursuant to this Clause, as well as all port charges, pilotage, towage and other expenses incurred during such period and/or consequent upon putting into any port or place other than to which Vessel is bound, shall be borne by Owner.

                                  (c) Any delay by ice or time spent in
                          quarantine shall be for Charterer's account, except that delay in quarantine, resulting from the Master, Officers or Crew having communication with the shore at an infected port, where Charterer has given the Master adequate notice of the infection, shall be for Owner's account. Any loss of time through detention by authorities, unless due to Charterer's fault, shall be for Owner's account.

                                  (d) In the event of a breakdown or delay from
                          any cause whatsoever, not otherwise covered by this Clause, and Vessel remains on hire, it is mutually understood and agreed that the cost of port charges, tugs, pilots and all other expenses, incurred by reason of such delay, shall be for Owner's account.

                                  (e) In the event of detention of Vessel by
                          any governmental authority, or by any legal action against Vessel or Owner, or by any strike or boycott including a boycott by other than the Vessel's officers or crew, whereby Vessel is rendered unavailable for Charterer's service for a period of thirty (30) days or more, unless brought about by act or neglect of Charterer, Charterer may, by written notice given before Vessel is free and ready to resume service, elect to terminate this Charter, or to suspend same until the service can again be resumed, without prejudice to any other rights Charterer may have under this Charter or to any claim it may have for damages. Hire shall cease during the entire time Vessel is out of Charterer's service due to any such detention.

                                  (f) Nothing in this Clause shall affect any
                          other provision in this Charter providing for cesser or suspension of hire where specifically allowed.

DRY DOCKING               8.      (a) Owner, at its expense, shall drydock,
                          clean and paint Vessel's bottom, and make all
                          overhaul and other necessary repairs, at
                          approximately  sixty (60)/
                          (    ) month intervals, for which purpose Charterer
                          shall allow Vessel to proceed to an appropriate port.
                          Owner shall be solely responsible therefor, and also for gasfreeing the Vessel, upon each such occasion.
                          All towage, pilotage, fuel, at Current Market Price, water, if a steamer, and other expenses incurred while proceeding to and from, and while in, drydock, shall also be for Owner's account.

                                  (b) In case of drydocking pursuant to this
                          Clause at a port where Vessel is to load, or discharge under Charterer's orders, hire shall be suspended from the time Vessel receives free pratique on arrival, if in ballast, or upon completion of discharge of cargo, if loaded, until Vessel is again ready for service. In case of drydocking at a port other than where Vessel loads, discharges or bunkers, payment of hire shall cease from the time of deviation until Vessel is again in the same or equivalent position as though no deviation had occurred.

                                  (c) Nothing contained herein shall, however,
                          be interpreted to mean that Charterer agrees to program (schedule) the Vessel to any port for drydocking, repairing or crewchange. The timing of such drydocking, repairing or crewchanging, sixty (60) months after Vessel is placed at Charterer's disposal and thereafter at least once within every sixty
                          (60)/sixty (60) months, shall be at Charterer's option.

OWNER OR                  9.      (a) Owner will provide and/or pay for (i)
CHARTERER TO              provisions, supplies, deck and engine stores, galley
PROVIDE                   and cabin stores, all fresh water if a motor vessel,
                          all P.&I., Hull and other insurance on Vessel or with respect to Vessel's liabilities, wages of Master, Officers and Crew, consular fees pertaining to the Master, Officers-and Crew, (ii) galley and crew fuel at the monthly rate payable to Charterer of
                                                                         , and
                          (iii) the cost of all fuel oil, and/or diesel oil and water, if a steamer, on board when Vessel is released to Owner hereunder, not to exceed tons fuel and tons water, respectively (costs for fuel and/or diesel oil to be determined at the current Market Prices at the port and date of Vessel's release to Owner; or, if not available there, at current Market Prices at the nearest port where bunkers are available).

                                  (b) Except when the Vessel is Off-Hire,
                          Charterer will provide and pay for (i) all fuel oil and/or diesel oil and fresh water, if a steamer, and all port charges, light dues, docking dues, Canal dues, pilotages, Consular fees (except those pertaining to the Master, Officers and Crew), tugs necessary to assist Vessel in, about and out of port (but only in the performance of this Charter), Charterer's agency fees, and expenses of loading and unloading cargoes, (ii) all telephone calls, radio messages and telegrams sent at the request of Charterer and extra victualling for Charterer's
                          account at the monthly rate of                     ;
                          (iii) all overtime of Officers and Crew worked at Charter's request, at the monthly rate of
                                                        , and (iv) cost of
                          fuel oil and/or diesel oil and water, if a steamer, on board when Vessel is placed at Charterer's disposal,
                          not to exceed              tons fuel and
                          tons water, respectively (costs for fuel and/or diesel oil to be determined at the current Market Prices at the port and date the Vessel is placed at Charterer's disposal where Hire begins; or, if not available there, at current Market Prices at the nearest port where bunkers are available.

                                  (c) Notwithstanding the provisions of
                          paragraph (b) (i) of this Clause, Owner shall reimburse Charterer for any fuel oil and/or diesel oil and water, if a steamer, expended or consumed in a General Average situation and also during a consequent related drydocking or repair of the Vessel and said reimbursement shall not thereafter be deemed to be a General Average expenditure.

DUTIES OF                 10.      (a) Master shall prosecute his voyages with
MASTER                    utmost dispatch and render all reasonable assistance
                          with Vessel's crew and equipment, including hoisting, connecting and disconnecting hoses at ports or sea berths where requested or where such assistance is a normal practice. Master and Chief Engineer shall be required to be fluent in written and oral English.

                                  (b) Master, although appointed by, and in the
                          employ of Owner, and subject to Owner's direction and control, shall observe the orders of Charterer as regards employment of Vessel, Charterer's Agents or other arrangements required to be made by Charterer hereunder.

                                  (c) If Charterer should be dissatisfied with
                          the conduct of Master or Officers, Owner shall, on receiving particulars of the complaint, investigate it and if necessary make a change in the appointments.

                                  (d) Master shall be furnished by Charterer,
                          from time to time, with all requisite instructions and sailing orders, and both he and the Engineers shall keep full and correct logs of the voyages, which shall at all times be available to Charterer and its Agents, and abstracts thereof, or such other forms or reports as Charterer may require, shall be sent to Charterer from each port of call. Failure of the Master to promptly forward the Vessel's abstract and other forms and reports in compliance with the above shall be adequate grounds for Charterer's invoking the provisions of Clause 10 (c).

ADDITIONAL                11.      Charterer, subject to Owner's approval, which
EQUIPMENT                 shall not be unreasonably withheld, shall be at
                          liberty to fit, at Charterer's expense if any, additional pumps and/or gear for loading or discharging cargo it may require beyond that which is on board when Vessel is placed at Charterer's disposal, and to make the necessary connections with steam or water pipes, such work to be done at Charterer's expense and time, and such pumps and/or gear so fitted to be considered Charterer's property, and Charterer shall be at liberty to remove said equipment at its expense and time during or at the expiry of this Charter; the Vessel to be left in her original condition to Owner's satisfaction except for reasonable wear and tear. Owner shall, however, provide normal maintenance for any equipment installed by Charterer.

LAY-UP                    12.       Charterer shall have the option of laying up
                          the Vessel for all or any portion of the term of this Charter, in which case hire hereunder shall continue to be paid, but there shall be credited against such hire the whole amount which Owner shall save (or reasonably should save) during such period of lay-up. Should Charterer, having exercised the option granted hereunder, desire the Vessel again to be put into service, Owner will, upon receipt of written notice from Charterer to such effect, immediately take steps to restore Vessel to service as promptly as possible. The option granted to Charterer hereunder may be exercised one or more times during the currency of this Charter or any extension thereof.

REQUISITION               13.     (a) In the event that title to the Vessel
                          shall be requisitioned or seized by any government authority (or the Vessel shall be seized by any person or government under circumstances which are equivalent to requisition of title), this Charter shall automatically terminate as of the effective date of such requisition or seizure.

                                  (b) In the event that the Vessel should be
                          requisitioned for use or seized by any government authority (or any person) on any basis not involving, or not equivalent to, requisition of title, she shall be Off-Hire hereunder during the period of such requisition, and any hire or any other compensation paid in respect of such requisition shall be for Owner's account, provided, however, that if such requisition continues for a period in excess of thirty (30) days, the Charterer shall have the option to terminate this Charter upon written notice to the Owner. Any periods of Off-Hire under this Clause shall be subject to the Charterer's option for Off-Hire extension set forth in Clause 1 hereof.

RELEASE OF VESSEL         14.      Unless the employment of the Vessel under
TO OWNER                  this Charter shall previously have been terminated by
                          loss of the Vessel or otherwise, the Charterer shall redeliver the Vessel to Owner (herein called "release of the Vessel to the Owner's use"), free of cargo, at the expiration of the term of this Charter stated in Clause 1 (including any extension thereof provided in said Clause or elsewhere in this Charter), at a port
                          World-Wide at Charterer's option (herein called "Port of Release"). At the Charterer's option, the Vessel may be released to the Owner with tanks in a clean or dirty condition; and in no event shall Charterer be required to so release the Vessel gas free.

BILLS OF LADING           15.      (a) Bills of Lading shall be signed by the
                          Master as presented, the Master attending daily, if required, at the offices of the Charterer or its Agents. However, at Charterer's option, the Charterer or its Agents may sign Bills of Lading on behalf of the Master. All Bills of Lading shall be without prejudice to this Charter and the Charterer shall indemnify the Owner against all consequences or liabilities which may arise from any inconsistency between this Charter and any Bills of Lading or other document relating to cargo signed by the Charterer or its Agents or by the Master at their request or which may arise from any irregularity in such documents supplied by the Charterer or its Agents.

                                  (b) The carriage of cargo under this Charter
                          and under Bills of Lading issued for the cargo shall be subject to the statutory provisions and other terms set forth or specified in the subparagraphs to this paragraph (b) and such terms shall be incorporated verbatim or be deemed incorporated by reference in any such Bill of Lading. In the subparagraphs to this paragraph (b) and in any Act referred to therein, the word "Carrier" shall include the Owner of the Vessel.

                                      (1)   Clause Paramount. This Bill of
                                  Lading shall have effect subject to the
                                  provisions of the Carriage of Goods by Sea
                                  Act of the United States, approved April 16,
                                  1936, except that if this Bill of Lading is issued at a place where any other Act, ordinance, or legislation gives statutory effect to the International Convention for the Unification of Certain Rules relating to Bills of Lading at Brussels, August 1924, then this Bill of Lading shall have effect subject to the provisions of such Act, ordinance, or legislation. The applicable Act, ordinance, or legislation (hereinafter called "Act") shall be deemed to be incorporated herein and nothing herein contained shall be deemed a surrender by the Owner or Carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under the Act. If any term of this Bill of Lading be repugnant to the Act to any extent, such term shall be void to that extent but no further.

                                      (2)  New Jason Clause. In the event of
                                  accident, danger, damage, or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the Carrier is not responsible, by statute, contract or otherwise, the cargo, shippers, consignees, or owners of the cargo shall contribute with the Carrier in General Average to the payment of any sacrifices, losses, or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo. If a salving ship is owned or operated by the Carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the Carrier or its Agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the Carrier before delivery.

                                      (3)  General Average. General Average
                                  shall be adjusted, stated, and settled
                                  according to York/Antwerp Rules 1974, as amended, but subject to the provisions of Clause 9 (c) of this Charter and, as to matters not provided for by those rules, according to the laws and usages at the Port of New York (except that any payment made by Carrier to Charterer under Clause 20(b) or to a Government or others to "remove" oil, as defined in the Tanker Owners Voluntary Agreement Concerning Liability for Oil Pollution (TOVALOP), as well as any other payments, with respect to the Vessel or Owner's Liability for Oil Pollution damages, shall not be deemed to be General Average sacrifices or expenditures). If a General Average statement is required, it shall be prepared at such port by an Adjuster at the Port of New York appointed by the Charterer of the Vessel and approved by the Carrier. Such Adjuster shall attend to the settlement and the collection of the General Average, subject to customary charges. General Average Agreements and/ or security shall be furnished by Carrier and/or Charterer of the Vessel, and/or Carrier and/or Consignee of cargo, if requested. Any cash deposit being made as security to pay General Average and/or salvage shall be remitted to the Average Adjuster and shall be held by him at his risk in a special account in a duly authorized and licensed bank at the place where the General Average statement is prepared.

                                      (4)  Both to Blame. If the Vessel comes
                                  into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot, or the servants of the Carrier in the navigation or in the management of the Vessel, the owners of the cargo carried hereunder shall indemnify the Carrier against all loss or liability to the other or noncarrying ship or her owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said cargo, paid or payable by the other or non-carrying ship or her owners to the Owner of said cargo and set-off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or Carrier. The foregoing provisions shall also apply where the owners, operators, or those in charge of any ships or objects other than, or in addition to, the colliding ships or object are at fault in respect of a collision or contact.

                                      (5)  Limitation of Liability. Any
                                  provision of this Charter to the contrary notwithstanding, the Carrier shall have the benefit of all limitations of, and exemptions from, liability accorded to the Owner or Chartered Owner of Vessels by any statute or rule of law for the time being.

                                      (6)  Deviation Clause. The Vessel shall
                                  have liberty to sail with or without pilots, to tow or be towed, to go to the assistance of Vessels in distress, to deviate for the purpose of saving life or property or of landing any ill or injured person on board, and to call for fuel at any port or ports in or out of the regular course of the voyage, subject to the provisions of this Clause.

WAR CLAUSES               16.     (a) No contraband of war shall be shipped, but
AND RISKS                 petroleum and/or its products shall not be deemed
                          contraband of war for the purposes of this Clause.
                          Vessel shall not, be required, without the consent of Owner, which shall not be unreasonably withheld, to enter any port of zone which is involved in a state of war, warlike operations or hostilities, whether there be a declaration of war or not, where it might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term "power" meaning any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces).

                                  (b) For the purposes of this Clause it shall
                          be unreasonable for Owner to withhold consent to any voyage, route, or port of loading or discharge if insurance against all risks defined in paragraph (a) of this Clause is then available commercially or under a Government program in respect of such voyage, route or port of loading or discharge. If such consent is given by Owner, Charterer will pay the provable additional cost of insuring Vessel against all war risks in an amount equal to (i) the value under her ordinary marine policy but (ii) in no event exceeding Seven Billion Two Hundred Million Yen (Yen 7,200,000,000). If such insurance is not obtainable commercially or through a Government program, Vessel shall not be required to enter or remain at any such port or zone.

                                  (c) In the event of the existence of the
                          conditions described in paragraph (a) of this Clause subsequent to the date of this Charter and while Vessel is on-hire under this Charter, Charterer shall, in respect of voyages to any such port or zone, assume the provable additional cost of wages and insurance properly incurred in connection with Master, Officers and Crew as a consequence of such war, warlike operations or hostilities.

                                  (d) The provisions of this Clause shall apply
                          with the same manner and the same effect to the consequences of civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or piracy.

                                  (e) During the term of this Charter, Owner
                          shall bear all risk of loss or damage to the Vessel and/or liabilities of the Vessel (except and to the extent that it is otherwise specifically provided herein) and Owner shall indemnify and hold Charterer harmless with respect to such risks.

EXCEPTIONS                17.     (a) Vessel, her Master and Owner, shall not,
                          unless otherwise in this Charter expressly provided, be responsible to Charterer for any loss or damage arising or resulting from: (i) any act, neglect, default or barratry of Master, pilots, mariners or other servants of Owner in the navigation or management of Vessel; fire, unless caused by the personal design or neglect of Owner; collision, stranding or peril, danger or accident of the sea or other navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage arising from inherent defect, quality or inherent vice of the cargo; any act or omission of Charterer or Shipper, Consignee or Owner of the cargo, their Agents or representatives;
                          insufficiency of packing; insufficiency or inadequacy of marks; (ii) explosion or bursting of boilers, breakage of shafts or unseaworthiness of Vessel, unless caused by want of due diligence on the part of Owner to make Vessel seaworthy or to have her properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault or privity of Owner.

                                  (b) Neither Vessel, her Master or Owner, nor
                          Charterer, shall, unless otherwise in this Charter expressly provided, be responsible for any loss, damage, delay or failure in performing hereunder arising or resulting from: act of God; act of War; act of public enemies, pirates or assailing thieves; arrest or restraint of princes, rulers or people, or seizure under legal process provided bond or other security is promptly furnished to release Vessel or cargo; strike, lockout, stoppage or restraint of labor, picketing, boycott, or other labor disturbances or interruptions, from whatever cause, either partial or general; or riot or civil commotion.

                                  (c) This Clause is not to be construed as in
                          any way affecting the provisions for Off-Hire, cessation or suspension of hire, or Charterer's option to cancel this Charter, as provided in this Charter.

DAMAGES TO, OR            18.      Owner guarantees and warrants that
CLAIMS ON CARGO           Vessel is constructed and equipped to carry, without
                          admixture, at least three (3) qualities or descriptions of oil but, subject to this, neither
                          Owner nor Vessel shall be responsible for any on Cargo admixture if more than three (3) qualities of oil are shipped, nor for leakage, contamination or deterioration in quality of the cargo, unless the admixture, leakage, contamination or deterioration results from (i) unseaworthiness existing at the time of loading or at the inception of the voyage which was discoverable by the exercise of due diligence, or (ii) error or fault of the servants of Owner in the loading, care or discharge of the cargo or (iii) because of any breach of warranty set forth in this Charter.

NEGLIGENCE OF             19.     (a) Charterer shall not be held responsible
PILOTS, ETC.              for losses sustained by Owner or Vessel through the
                          negligence of pilots, tugboats or stevedores, even though Charterer and/or its Agents engage or furnish such services. Owner hereby authorizes Charterer and its Agents to bind Vessel and its Owner to all the terms and conditions of written or implied contracts or agreements for pilotage, towing or stevedoring in accordance with established local practice in the ports where such services are engaged, and Owner shall indemnify and hold Charterer and its Agents harmless from all damages and expenses that may be sustained or incurred in the event of Charterer and/or its Agents engaging or furnishing such services.

                                  (b) Charterer shall have the option of using
                          its own tugs or pilots, or tugs owned or pilots employed by subsidiary or related companies, in the towing, docking, undocking, piloting or other assistance of Vessel. In this event, the terms and conditions for such services prevailing in the port where such services are rendered, and applied by independent tugboat owners or pilots, shall be applicable, and Charterer, its subsidiaries and their pilots shall be entitled to all the exemptions from and limitations of liability applicable to said independent tugboat owners or pilots and their published terms and conditions. The exemption from and limitation of liability accorded Charterer, its subsidiaries or related companies and their pilots shall also include services rendered by pilots when no tugboats are in attendance of Vessel.

OIL POLLUTION             20.     (a) Owner undertakes and guarantees that
                          Master will, at all times, comply with Charterer's requirements, which will from time to time be made available to Master, for the Prevention of the Pollution of the Sea by Oil and will retain on board all oily residues at all times and be able to pump such residues ashore either separately or commingled with dirty ballast or cargo as Charterer may require.
                          Owner will also place on board the Vessel any additional equipment Charterer might require to further reduce the possibility or probability of Pollution of the Sea by Oil, subject to the provisions of Clause 11 except that such equipment shall be at Owner's expense, if required by applicable law or to otherwise meet the provisions of this Charter.

                                  (b) The obligations which Charterer has
                          assumed under this Clause may not be transferred, sold or assigned by the Owner to any person or persons or to a company related or affiliated to the Owner without receipt of Charterer's prior written consent. However, if Charterer shall assign the Charter to any company related or affiliated to it, it shall assign the obligations assumed hereunder, without any prior written consent of the Owner, provided that Charterer shall, until termination of the Charter, also remain primarily liable for the obligations it has assumed under this Clause.

WATER                     21.      (a) Owner warrants that the Vessel performing
QUALITY                   under this Charter shall carry onboard a Certificate
                          of Financial Responsibility meeting the requirements of the U.S. Federal Maritime Commission promulgated pursuant to the U.S. "Water Quality Improvement Act of
                          1970."

                                  (b) Owner further warrants that said
                          Certificate of Financial Responsibility will be maintained throughout the Original or Extended Period of this Charter.

                                  (c) Charterer shall not be liable for any
                          delay as a result of Owner's failure to have onboard the aforementioned Certificate, and Vessel shall be Off-Hire as provided in Clause 7 (a).

SALVAGE                   22.      (a) All salvage moneys earned by Vessel
                          shall be divided equally between Owner and Charterer after deducting Master's, Officers' and Crew's share, legal expenses, hire of Vessel during time lost, value of fuel consumed, repairs of damage, if any, and any other extraordinary loss or expense sustained as a result of salvage service.

                                  (b) If a salving ship is owned or operated by
                          Owner, salvage shall be paid for as fully as if the salving Vessel belonged to a stranger. Such deposit as Owner or Agents may deem sufficient to cover the estimated contribution of the cargo in General Average, or salvage or special charges solely in respect of the cargo, shall, if required, be made by the Shippers, Consignees or Owners of the cargo to Owner before delivery of the cargo. In lieu of said deposit, Charterer may give Owner a written guarantee to pay any contribution by the cargo or any salvage or special charges thereon, as may ultimately be required to be paid by the Shippers, Consignees or Owners of the cargo.

MISCELLANEOUS             23.      (a) Charterer may fly its house flag and
CLAUSES                   paint Vessel's funnel with its own colors or affix
                          thereto Charterer's stack insignia, if desired, at Charterer's expense and time.

                                  (b) Owner at its expense, throughout the
                          period of this Charter, shall have Vessel fully entered in a Protection and Indemnity Association or Club, in good standing, in both Protection and Indemnity classes.

CHANGES OF                24.     (a) Owner's rights and obligations under this
OWNERSHIP,                Charter are not transferable by either sale or
ASSIGNMENT                assignment, without Charterer's consent. ln the event
                          Vessel is so sold without Charterer's consent, in addition to its other rights and Sub-letting Charterer may at its absolute discretion, terminate the Charter whereupon Owner shall immediately reimburse Charterer for any and hire paid in advance and not earned, the cost of bunkers, and any other sums to which Charterer is entitled under this Sub-letting Charter as well as damages which Charterer may sustain.

                                  (b) Charterer may sub-charter or assign this
                          Charter to another, but Charterer shall remain responsible for the continued performance hereunder.

NOTICES                   25.     Any notices which Charterer is required to
                          give Owner hereunder shall be addressed (i) to Owner at its place of business first designated in this Charter or (ii) to Owner's Agent TEEKAY SHIPPING LIMITED, P.O. BOX SS-6293 at Scotiabank Bldg., First Floor, Rawson Square, Bay Street, Nassau, Bahamas. Any notice which owner is required to give to Charterer hereunder shall be addressed to Charterer at c/o TEEKAY SHIPPING, P.O. BOX SS-6293, Scotiabank bldg., First Floor, Rawson Square, Bay Street, Nassau, Bahamas. Any notices given by letter by either party shall, irrespective of any provision of law otherwise applicable, be deemed to have been given when such notice, addressed to the other party, or to Owner's or Charterer's Agent, at its place of business designated in the Charter, is posted.

COMMISSION                26.     Any Commission which may be payable as a
                          result of fixing or executing this Charter shall be for the account of Owner.

LAWS AND                  27.     (a) All warranties in this Charter are to be
ARBITRATION               regarded as essential parts of the Charter, which is
                          conditional on their truth or performance, so that their breach entitles the Charterer to terminate the Charter as well as to recover any damages allowable in Law, Equity or Admiralty.

                                  (b) The interpretation of this Charter and the
                          rights and obligations of the parties shall be governed by the laws applicable to Charter Parties made in New York. The headings of Clauses set forth herein are for convenience of reference only and shall not affect the interpretation of this Charter. No modification, waiver or discharge of any term in this Charter shall be valid unless it is reduced to writing and executed by the party to be charged therewith.

                                  (c) Any and all differences and disputes of
                          whatsoever nature arising out of this Charter shall be put to arbitration in New York pursuant to the laws related to arbitration there in force, before a Board of three persons, consisting of one (1) arbitrator to be appointed by Owner, one (1) by Charterer, and one
                          (1) by the two so chosen. In the event that either Owner or Charterer shall state a dispute and designate an arbitrator, in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designate his arbitrator failing which the single arbitrator can render an award hereunder. The decision of any two (2) of the three
                          (3) on any point or points shall be final. Until such time as the arbitrators finally close the Hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Charter for hearing and determination. The arbitrators may grant any relief, and render an award, which they or a majority of them, deem just and equitable and within the scope of the agreement of the parties, including but not limited to, specific performance. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys' fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

                                  IN WITNESS WHEREOF, the parties have caused
                          this Charter to be executed in duplicate the day and year herein first above written. Clauses 28 through 54 as attached are hereby incorporated into this Charter Party.

                          WITNESS                 OWNER        VSSI APPIAN INC.


                          __________              By ___________________________


                          WITNESS                 CHARTERER    PALM SHIPPING INC


                          __________              By _________________________

28.      TOVALOP CLAUSE

         A. Owner warrants that the Vessel is a participating tanker in TOVALOP and will so remain during the currency of this Charter provided, however, that if Owner acquires the right to withdraw from TOVALOP under Clause Viii thereof nothing herein shall prevent it from exercising that right provided Owner notifies Charterer forthwith of its intention to withdraw.

         B. Whenever within the meaning of TOVALOP there is a "Threat of Discharge of Oil" or a "Discharge of Oil" from the Vessel which threatens to cause or causes "Damage by Pollution", Charterer or such person or company as Charterer designates may at its option upon notice by Charterer to Owner or Master undertake (a) with respect to a threatened discharge of oil, such pollution damage likely to result from such a discharge, and (b) with respect to a discharge of oil, such measures as are reasonably necessary to "Remove" the oil or to prevent or mitigate pollution damage, unless Owner promptly undertakes same. Charterer shall keep Owner advised of the nature and results of any such measures taken by it or its designee and if time permits of the measures intended to be taken. Any of the aforementioned measures actually taken by Charterer or its designee shall be taken on Owner's authority and shall be at Owner's expense (except to the extent that such escape or discharge was caused or contributed to by Charterer), provided that if Owner considers said measures should be discontinued, Owner shall so notify Charterer and thereafter neither Charterer nor its designee shall have any right to continue said measure under the provisions of this clause.

         C. Any dispute between Owner and Charterer as to the reasonableness of the measures undertaken and/or the expenditure incurred by Charterer hereunder, shall be referred to arbitration or the competent Court as provided for in this Charter.

         D. The above provisions are not in derogation of such other rights as Charterer or Owner may have under this Charter, or may otherwise have or acquire by law or any international convention.

29.      FMC CLAUSE

         Owner warrants that during the term of this Charter Party and any extension thereto it will comply with the U.S. Federal water Pollution Control Act, as amended, and any amendments or successors to said Act, and will have secured and will carry onboard the Vessel a current U.S. Federal Maritime Commission Certificate of Financial Responsibility (Oil Pollution).

         In no case shall Charterer be liable for hire or other expenses during any time lost as a result of Owner's failure to obtain or maintain the aforementioned Certificate.

30.      U.S. COAST GUARD REGULATION CLAUSE

         Owner warrants that during the term of this Charter Party and any extension thereof, the Vessel will be in full compliance with U.S. Coast Guard pollution prevention regulation as specifically described in 33 CFR parts 154, 155, 156, 157, and 164, and any amendments thereto, or will hold necessary waivers if not in compliance. In no case shall Charterer be liable for hire or other expenses during any time lost as a result of noncompliance.

31.      IMCO CLAUSE

         Owner warrants that during the term of this Charter Party and any extension thereto Vessel will be in full compliance with: the requirements of the United States Port and Tanker Safety Act of 1978 and any applicable regulations promulgated thereunder (hereinafter called "U.S. Regulations"); the International Convention for the Prevention of Pollution from Ships (MARPOL 1973) and the 1978 Protocol thereto as applicable; and the International Convention for Safety of Lives at Sea (SOLAS 1974) and the 1978 Protocol thereto as applicable (the foregoing conventions and protocols hereinafter in this clause called "IMCO Regulations"). Owner warrants that the Vessel shall carry on board certifications of compliance with U.S. Regulations and IMCO Regulations and any other records or documentations as may be required by the U.S. Government authorities, Flay State authorities or port and government authorities for any port within the trading areas described in Clause 3 (d). Any delays, losses, expenses or damages arising as a result of failure to comply with this clause shall be for Owner's account and in no case shall Charterer be liable for hire or other expenses during any time lost as a result of Vessel's failure to comply with the foregoing U.S. Regulations and IMCO Regulations and/or carry On board the necessary certification of compliance.

32.      CAST IRON CLAUSE

         Owner warrants that all riser valves and fittings and reducer outboard of the last fixed rigid support to the Vessel's deck that are used in the transfer of cargo or ballast will be made of steel or nodular iron, and that only one steel reducer or spacer will be used between the Vessel's valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold.

33.      IGS CLAUSE

         Owner warrants that the Vessel is equipped with an Inert Gas System which shall be maintained in good working order during the term of this Charter party and any extension thereto and that the Vessel's officers and crew shall be trained and experienced in the operation of the Inert Gas System.

34.      CRUDE OIL WASHING CLAUSE

         Owner warrants that the Vessel is equipped for Crude Oil Washing and that the equipment used for Crude Oil Washing shall be maintained in good working order during the term of this Charter party and any extension thereto and that the Vessel's officers shall have valid COW certificates and that Vessel's officers and crew shall be trained and experience in the operation of the Crude Oil Washing System.

35.      ISGOTT CLAUSE

         Owner warrants that during the term of this Charter party and any extension thereto the Vessel shall be equipped and operated in accordance with the most current applicable recommendations contained in the International Safety Guide for Oil Tankers and Terminals.

36.      CLC CERTIFICATE

         Owner warrants to have received and to carry aboard the Vessel a Civil Liability Convention Certificate to verify financial indemnification against pollution.

37.      SLOW STEAMING CLAUSE

         Charterer shall have the right to order the Vessel to proceed at any speed within the range of the Vessel's capabilities and Charterer shall not submit speed and/or consumption claims for such periods during which Vessel is operating at reduced speed in accordance with Charterers instructions.

38.      SHIP-TO-SHIP TRANSFER CLAUSE

         Charterer shall have the right to require Vessel to perform lighterage operations and/or ship-to-ship transfer operations at anchor or underweigh at on or off ports of loading and/or discharge or enroute thereto and such ship-to-ship transfer operations shall be conducted in accordance with the provisions of the latest ICS/OCIMF Ship-to-Ship Transfer Guide (petroleum).

39.      ELIGIBILITY CLAUSE

         Owner warrants that during the term of this Charter party and any extension thereto the Vessel shall be eligible for trading within the trading areas described in Clause 3(d) and that the Vessel is not in any way listed as unacceptable by any major oil company, government or similar organization nor is she barred from any activity within any port within the trading areas described in Clause 3(d).

40.      EQUIPMENT CLAUSE

         Owner warrants that during the term of this Charter Party and any extension thereto:

         1. The Vessel shall meet the Standards for Equipment Employed in the Mooring of Ships at Single Point Moorings and the Standards for Oil Tanker Manifolds and Associated Equipment as contained in the most current OCIMF publications.

         2. The Vessel's mooring, loading and discharging equipment and fittings shall meet the requirements of all major oil companies (e.g. Chevron, Exxon, Shell and Texaco) and port authorities.

41.      CARGO RETENTION CLAUSE

         Charterer shall have the right to deduct from hire any amount withheld from a Voyage Freight by a sub-charterer pursuant to a cargo retention clause in a Voyage Charter Party between Charterer and that subcharterer.

42.      TELEX SYSTEM

         If not already fitted, Owner shall equip Vessel with telex system of the Marisat type at the first practical opportunity after delivery under this Charter Party but not later than three (3) months after delivery.

43.      POLLUTIONS, STRANDINGS, INCIDENTS

         Owner warrants that Vessel has had no groundings, strandings, collisions, pollution incidents and/or other severe accidents within two years prior to delivery under this Charter Party.

44.      SURVEYS

         On-hire survey shall be performed in Owner's time, offhire survey shall be performed in Charterer's time. Costs shall be equally shared between the two parties.

45.      BUNKERING CLAUSE

         Charterer shall have the right to bunker the Vessel at a convenient port prior to delivery and Owner shall have the right to bunker Vessel at a convenient port prior to redelivery under this Charter Party. The cost of any delays and/or other expenses incurred thereby shall be borne by the party supplying bunkers.

46.      REMEASUREMENT CLAUSE

         Charterer shall have the option of remeasuring the Vessel to a lower deadweight tonnage at any time during the term of this Charter Party and any extension thereto. Time and cost of remeasurement to a lower deadweight and subsequent remeasurement to original Charter Party Summer Deadweight shall be for Charter's account and hire shall always be paid basis Vessel's full Summer Deadweight as described herein.

47.      CARGO HEATING CLAUSE

         Owner warrants that the Vessel's cargo tanks are fully coiled and that the Vessel shall be capable at all times of heating and maintaining cargo at a temperature of at least 135 degrees Fahrenheit.

48.      FINAL VOYAGE CLAUSE

         Should the Vessel be on her voyage towards the port of redelivery at the time a payment of hire is due, payment of hire shall be made for such length of time as Owner and Charterer may agree upon as being the estimated time necessary to complete the voyage, less any disbursements made or expected to be made or expenses incurred or expected to be incurred by Charterer for Owner's account less any amounts that Charterer otherwise may be permitted to withhold or deduct under the terms of this Charter, and less the estimated value of bunker fuel remaining at the termination of the voyage; and when the Vessel is redelivered, any overpayment shall be refunded by Owner or underpayment paid by Charterer. Notwithstanding the provisions of Clause 1 hereof, should the Vessel be upon a voyage at expiry of the period of this Charter, Charterer shall have the use of the Vessel at the same rate and conditions for such extended time as may be necessary for the completion of the round voyage on which she is engaged until her return to a port of redelivery as provided in this Charter.

49.      BILL OF LADING/LETTER OF INDEMNITY CLAUSE

         In the event, at any time during the term of this Charter Party and any extension thereto, that Bills of Lading are not available at any discharge port and/or the actual discharge port is different from the destination appearing on the Bills of Lading, Owner shall nevertheless discharge the cargo carried by the Vessel in compliance with Charterer's instructions upon a consignee nominated by Charterer presenting reasonable identification to the Master in consideration of which the following Letter of Indemnity shall be deemed to have been signed by Charterer and to be in full force and effect on each occasion when discharged as aforesaid takes place.


         (Insert here Owner's P and I Club word of Letter of Indemnity.)

50.      COW/CBT CLAUSE

         In the event Charterer requires to change the Vessel,s mode from COW to CBT or vice versa, Charterer shall use its best endeavors to advise Owner in advance of such change to enable Owner to arrange for class surveyor promptly. Charterer shall pay any expenses arising from change of mode including bunker consumption for tank cleaning and surveyor's fees, hotel expense, cost of travelling, etc., and the Vessel shall remain on-hire while changing mode.

51.      ITF CLAUSE

         Owner warrants that the minimum terms and conditions of employment of the crew of the Vessel are now or will be prior to delivery of the Vessel and will remain for the term of this Charter Party and any extension thereto covered by an ITF Agreement or a bona fide Trade Union Agreement acceptable to the ITF.

         If berthing, unberthing, loading or discharging of the Vessel is prevented or delayed by or as a consequence of any industrial dispute arising directly or indirectly from the terms and conditions or employment of the crew, hire shall cease during the continuance of such prevention or delay and the Owner shall reimburse the Charterer for any expense whatsoever caused thereby.

52.      ENGLISH LANGUAGE PROFICIENCY CLAUSE

         Owner warrants that during the term of this Charter Party and any extension thereto, the Master, Chief Engineer, Chief Officer, Radio Officer and any officer designated to be in charge of cargo and/or bunker fuel and/or ballast handling or mooring operations shall be proficient in the use of spoken English language and, in addition, that the Master, Chief Engineer, Chief Officer and Radio Officer shall be proficient also in written English language.

53.      RATE OF HIRE

         Charterer shall pay hire at the rate determined, on each Determination Date (as defined below), in accordance with the following formula:

         (A + B + C) / 365

         where A, B and C are defined as follows:

         A       =        ((w * x) + y), where w, x, and y are defined follows:

                          w = the estimated interest rate for the 365 day period subsequent to the Determination Date.

                          x = the projected weighted average principal balance of the Notes outstanding during the 365 day period subsequent to the Determination Date.

                          y = the principal repayment requirements during the 365 day period subsequent to the Determination Date.

         B       =        the budgeted operating expenses for the vessel
                          (excluding depreciation and amortization) for the 365 day period subsequent to the Determination Date.

         C       =        the budgeted cost of the next drydocking of the
                          vessel, divided by the number of years (and fractions thereof) between the completion of the most recent drydocking of the vessel and the commencement of that next drydocking.

         The Determination Dates shall occur on January 10, 1994 and annually thereafter. In addition, there shall be a Determination Date upon the occurrence of any of the following:

         a)      Principal Repayment

         b) The Company's annual operating expense and/or drydock budgets as calculated above have been revised upwards.

54.      COMMISSION CLAUSE

         Owner shall pay a commission of one and one-quarter percent (1-1/4%) on all hires to Teekay Shipping Limited in the Bahamas which commission shall be deductible from hire as and when paid.